As filed with the Securities and Exchange Commission on November 5, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WELLCARE HEALTH PLANS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-0937650

(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

8725 Henderson Road
Tampa, Florida 33634

(Address of Principal Executive Offices)

WELLCARE HEALTH PLANS, INC. 2004 EQUITY INCENTIVE PLAN
WELLCARE HEALTH PLANS, INC. 2005 EMPLOYEE STOCK PURCHASE PLAN
WELLCARE HOLDINGS, LLC 2002 EMPLOYEE OPTION PLAN
NON-PLAN TIME VESTING OPTION AGREEMENTS
(Full title of the plans)

Thaddeus Bereday
Senior Vice President and General Counsel
WellCare Health Plans, Inc.
8725 Henderson Road
Tampa, Florida 33634

(Name and address of agent for service)

(813) 290-6200

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of shares	Amount to be		Proposed maximum		Proposed maximum		Amount of
to be registered	registered (1)		offering price per share		aggregate offering price		registration fee
Common Stock, $.01 par value	5,076,246	shares (2)	$22.75	(3)	$115,484,597	(3)	$14,632	(3)

Common Stock, $.01 par value	1,602,523	shares (4)	$8.52	(5)	$13,653,496	(5)	$1,730	(5)

Total	6,678,769	shares	—		$129,138,093		$16,362

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover such indeterminate number of additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Represents: (i) 4,688,532 shares issuable upon the exercise of stock options, stock appreciation rights, restricted stock or units, performance shares or units and other stock-based awards granted or to be granted under the WellCare Health Plans, Inc. 2004 Equity Incentive Plan; and (ii) 387,714 shares and other securities issuable under the WellCare Health Plans, Inc. 2005 Employee Stock Purchase Plan.

(3)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company’s common stock on the New York Stock Exchange on November 1, 2004.

(4)	Represents: (i) 1,412,248 shares issuable upon exercise of stock options under the WellCare Holdings, LLC 2002 Employee Option Plan; and (ii) 190,275 shares issuable upon exercise of options under certain non-plan Time Vesting Option Agreements.

(5)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the weighted average exercise price of the options granted.

Explanatory Note

Shares to be Registered

     This Registration Statement is intended to register a total of 6,678,769 shares of common stock to be issued by WellCare Health Plans, Inc., a Delaware corporation (the “Company”), under the WellCare Health Plans, Inc. 2004 Equity Incentive Plan, the WellCare Health Plans, Inc. 2005 Employee Stock Purchase Plan, the WellCare Holdings, LLC 2002 Employee Option Plan and certain non-plan option grants (together, the “Plans”).

History

     WellCare Holdings, LLC, a Delaware limited liability company (“Holdings”), was formed in May 2002 for the purpose of acquiring the WellCare group of companies. Holdings began operations in August 2002 in conjunction with the acquisition of its operating subsidiaries in Florida, New York and Connecticut.

     The Company, formerly known as WellCare Group, Inc., became the successor to Holdings following a reorganization that took place immediately prior to the closing of the Company’s initial public offering in July 2004. The reorganization was effected through a merger of Holdings with and into the Company, a wholly-owned subsidiary of Holdings. Upon consummation of the merger, WellCare Group, Inc. changed its name to WellCare Health Plans, Inc.

     Upon the closing of the reorganization, each outstanding option to purchase limited liability company units of WellCare Holdings, LLC was converted into equivalent options to purchase shares of common stock of the Company, giving effect to the conversion ratio determined based upon the initial public offering price of the common stock offered thereby.

 i

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Securities and Exchange Commission (the “SEC”) allows the Company to “incorporate by reference” the information the Company files with it, which means the Company can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that the Company files with the SEC automatically updates and supersedes more dated information. The Company has previously filed the following documents with the SEC and is incorporating them by reference into this prospectus:

•	The Prospectus filed by the Company on July 1, 2004 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Company’s initial public offering of common stock, which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

•	The Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed on August 13, 2004;

•	The Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed on November 5, 2004;

•	The Current Reports on Form 8-K filed on July 13, 2004, August 11, 2004, August 17, 2004, September 7, 2004 and November 4, 2004; and

•	The description of the Company’s common stock contained in the Registration Statement on Form 8-A dated June 9, 2004, filed pursuant to Section 12 of the Securities Exchange Act of 1934.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to filing a post-effective amendment that indicates all the shares of common stock offered have been sold, or that deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into, and to be a part of, this Registration Statement from the date of filing of those documents. The information contained in any such documents will automatically update and supercede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Greenberg Traurig, LLP has provided the Company with an opinion relating to the legality of the common stock being offered by this Registration Statement. Certain attorneys with Greenberg Traurig, LLP beneficially own an aggregate of 2,949 shares, and an option to acquire 12,197 shares, of the Company’s common stock.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, associate or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, associate or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

     Article 6 of the Company’s certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

     Article 7 of the Company’s certificate of incorporation also provides that the Company shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

     Reference is made to Section 9 of the underwriting agreement filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1, filed on February 13, 2004 and amended on May 13, 2004, June 8, 2004 and June 29, 2004, pursuant to which the underwriters of the Company’s initial public offering agreed to indemnify officers and directors of the Company against certain liabilities under the Securities Act.

     The Company has entered into indemnification agreements with each of its directors and certain of its officers. Pursuant to such agreements, the Company is obligated, to the extent permitted by applicable law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

     The Company maintains insurance coverage for its directors and officers with respect to certain liabilities incurred in their capacities as such and for the Company with respect to any payments which it becomes obligated to make to such persons under the foregoing charter and statutory provisions.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

4.2	Amended and Restated By-laws of the Company, incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

4.3	Registration Statement on Form 8-A dated June 9, 2004, filed pursuant to Section 12 of the Securities Exchange Act of 1934.

4.4	WellCare Health Plans, Inc. 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

4.5	Form of Non-Qualified Stock Option Agreement under the WellCare Health Plans, Inc. 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

4.6	Form of Incentive Stock Option Agreement under the WellCare Health Plans, Inc. 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

4.7	WellCare Health Plans, Inc. 2005 Employee Stock Purchase Plan (filed herewith).

4.8	WellCare Holdings, LLC 2002 Employee Option Plan, incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 filed on February 13, 2004 (Registration Statement No. 333-112829).

4.9	Form of Time Vesting Option Agreement under the WellCare Holdings, LLC 2002 Employee Option Plan, incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 filed on February 13, 2004 (Registration Statement No. 333-112829).

5	Opinion of Greenberg Traurig, LLP regarding legality (filed herewith).

15	Letter by Deloitte & Touche LLP regarding unaudited consolidated interim financial statements (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5 hereto).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Company’s certificate of incorporation or the Company’s by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 5th day of November, 2004.

WELLCARE HEALTH PLANS, INC.

By:	/s/ TODD S. FARHA

Todd S. Farha
President and Chief Executive Officer

     Each person whose signature appears below hereby constitutes and appoints each of Todd S. Farha and Thaddeus Bereday, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he might or could perform and do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of November 5th, 2004 in the capacities indicated.

Signature	Title
/s/ TODD S. FARHA	President, Chief Executive Officer and Director (Principal Executive Officer)
Todd S. Farha

/s/ PAUL BEHRENS	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Paul Behrens

/s/ REGINA HERZLINGER	Director
Regina Herzlinger

/s/ KEVIN HICKEY	Director
Kevin Hickey

/s/ ALIF HOURANI	Director

Alif Hourani

/s/ GLEN R. JOHNSON	Director

Glen R. Johnson

/s/ RUBEN JOSE KING-SHAW, JR.	Director

Ruben Jose King-Shaw, Jr.

/s/ CHRISTIAN MICHALIK	Director

Christian Michalik

/s/ JANE SWIFT	Director

Jane Swift

/s/ NEAL MOSZKOWSKI	Chairman

Neal Moszkowski

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

4.2	Amended and Restated By-laws of the Company, incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

4.3	Registration Statement on Form 8-A dated June 9, 2004, filed pursuant to Section 12 of the Securities Exchange Act of 1934.

4.4	WellCare Health Plans, Inc. 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

4.5	Form of Non-Qualified Stock Option Agreement under the WellCare Health Plans, Inc. 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

4.6	Form of Incentive Stock Option Agreement under the WellCare Health Plans, Inc. 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

4.7	WellCare Health Plans, Inc. 2005 Employee Stock Purchase Plan (filed herewith).

4.8	WellCare Holdings, LLC 2002 Employee Option Plan, incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 filed on February 13, 2004 (Registration Statement No. 333-112829).

4.9	Form of Time Vesting Option Agreement under the WellCare Holdings, LLC 2002 Employee Option Plan, incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 filed on February 13, 2004 (Registration Statement No. 333-112829).

5	Opinion of Greenberg Traurig, LLP regarding legality (filed herewith).

15	Letter by Deloitte & Touche LLP regarding unaudited consolidated interim financial statements (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5 hereto).